EXHIBIT 12

HILTON HOTELS CORPORATION
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(dollars in millions)(unaudited)

	YEARS ENDED DECEMBER 31,
	1997	1998	1999	2000	2001
Income from continuing operations before income taxes and minority interest (1)	$309	$332	$311	$461	$227
Add:
Interest expense (1)	99	142	237	462	394
Distributions from less than 50% owned companies	5	3	7	15	10
Interest component of rent expense (1)(2)	4	4	4	41	17

Earnings available for fixed charges	$417	$481	$559	$979	$648

Fixed charges:
Interest expense (1)	$99	$142	$237	$462	$394
Capitalized interest	2	4	7	9	10
Interest component of rent expense (1)(2)	4	4	4	41	17

Total fixed charges	$105	$150	$248	$512	$421

Ratio of earnings to fixed charges	4.0x	3.2x	2.3x	1.9x	1.5x

(1)
Includes 50% owned companies.

(2)
Assumed interest component to be one-third of rent expense.

EXHIBIT 12

HILTON HOTELS CORPORATION
COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
(dollars in millions)(unaudited)

	YEARS ENDED DECEMBER 31,
	1997	1998	1999	2000	2001
Income from continuing operations before income taxes and minority interest (1)	$309	$332	$311	$461	$227
Add:
Interest expense (1)	99	142	237	462	394
Distributions from less than 50% owned companies	5	3	7	15	10
Interest component of rent expense (1)(2)	4	4	4	41	17

Earnings available for fixed charges and preferred stock dividends	$417	$481	$559	$979	$648

Fixed charges and preferred stock dividends:
Interest expense (1)	$99	$142	$237	$462	$394
Capitalized interest	2	4	7	9	10
Interest component of rent expense (1)(2)	4	4	4	41	17
Preferred stock dividends	22	17	—	—	—

Total fixed charges and preferred stock dividends	$127	$167	$248	$512	$421

Ratio of earnings to combined fixed charges and preferred stock dividends	3.3x	2.9x	2.3x	1.9x	1.5x

(1)
Includes 50% owned companies.

(2)
Assumed interest component to be one-third of rent expense.